Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into this 25th day of January 2019 (the “Effective Date”), by and between Guess?, Inc., a Delaware corporation (the “Company”), and Victor Herrero Amigo (“Executive”).

RECITALS

Executive is employed by and an officer and director of the Company, and Executive’s employment with and service as an officer and director of the Company will end on February 2, 2019 (the “Separation Date”);
Executive is a party to an Executive Employment Agreement with the Company dated July 7, 2015 and as amended April 28, 2017 (the “Employment Agreement”), and a Confidentiality Agreement with the Company dated August 10, 2015 (the “Confidentiality Agreement”); and
The parties desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:
1.Resignation.
(a)    Executive hereby irrevocably resigns as an employee, officer, director, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) on the Separation Date. The Company accepts such resignation.
(b)    Executive agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, equity awards, and other wages), and that all payments due to Executive from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement. Executive agrees that he has submitted and been reimbursed for all reimbursable business expenses. Executive’s accrued and unused base salary for the current pay period, and his accrued and unused vacation time, will be paid on or promptly following the Separation Date. as expressly provided in Section 3 below, Executive agrees that he holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to the Company or any of its Affiliates. Executive’s accrued and vested benefit under the Guess?, Inc. 401(k) Plan will be paid in accordance with the terms of that plan. Executive’s accrued and vested benefit under the Company’s Nonqualified Deferred Compensation Plan will be paid in accordance with the terms of that plan and the applicable deferral terms, giving effect to the six-month delay for payments to “specified employees” under the terms of the plan and Internal Revenue Code Section 409A.
(c)    Beginning with coverage for March 2019, Executive shall have the option to convert and continue coverage for Executive and Executive’s eligible dependents under the Company’s group health and dental insurance plans, as may be required by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or Cal-COBRA, as applicable. Executive further acknowledges that Executive must make a timely election to continue such coverage for COBRA. Executive further acknowledges that Executive must make a timely election to continue such coverage for COBRA benefits and, except as provided in Section 2(d), Executive shall be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable.
(d)    As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
2.Severance Payment. Provided that Executive signs this Agreement and does not revoke it, the Company shall pay or provide Executive with the following severance benefits (regardless of whether or when Executive commences employment with a new employer):
(a)    Payment of an aggregate amount equal to $2,400,000, to be paid in twenty-four installments ($100,000 per installment), subject to tax withholding and other authorized deductions. The first installment shall be paid in March 2019 and an installment shall be paid each month thereafter until fully paid in February 2021; provided, however, that no such payment shall be made until the earlier of (i) the date which is six months after the Separation Date or (ii) the date of Executive’s death. Any payment that would otherwise be made in the six-month period following the Separation Date that is not so paid because of the six-month delay provided in the preceding sentence shall be paid (without interest) in a single lump sum not later than the fifth day (fifteenth day, in the event of Executive’s death) after the date the first to occur of (i) the date which is six months after the Separation Date or (ii) the date of Executive’s death.
(b)    Executive’s bonus for fiscal year 2019, which shall be paid at the time that annual bonuses are paid to other senior executives of the Company, but in any event within seventy-four (74) days after the conclusion of fiscal year 2019. The Compensation Committee of the Company’s Board of Directors will determine Executive’s bonus for fiscal year 2019 as though Executive’s employment had not terminated and based on the performance goals established for fiscal year 2019 for such purpose (with no discretion to reduce such bonus below such amount determined based on such performance goals), and the resulting amount will be subject to tax withholding and other authorized deductions.
(c)    The Company’s obligation to reimburse Executive for premiums incurred to obtain life insurance of up to Ten Thousand Dollars ($10,000) a year pursuant to Section 7(e) of the Employment Agreement shall continue for coverage through the scheduled expiration in December 2020 (assuming a December 2019 one-year renewal) or, if earlier until Executive’s death or should Executive lose or terminate such coverage, of the two life insurance policies currently maintained on Executive’s life. Should Executive elect in December 2020 to extend such coverage for an additional year, the Company shall reimburse Executive for up to $904 toward the premiums incurred for such extension.
(d)    The Company shall pay or reimburse Executive for Executive’s premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Executive elects such continued coverage; provided, however, that the Company’s obligation to make any payment or reimbursement pursuant to this Section 2(d) shall commence with continuation coverage for March 2019 and shall cease with continuation coverage for February 2021 (or, if earlier, shall cease upon the first to occur of Executive’s death, the date on which Executive becomes eligible for coverage under the health plan of a future employer, or when the Company is no longer obligated to provide COBRA coverage). The Company’s obligations pursuant to this Section 2(d) are subject to compliance with all applicable law, and subject to the Company’s payment or reimbursement obligation pursuant to this Section 2(d) not resulting in unintended tax consequences or penalties for the Company, any applicable Company benefit plan, or the participants in any such benefit plan.
3.Equity Awards.
(a)    Prior to the Effective Date, the Company granted Executive the following equity awards that remain outstanding (in whole or part) as of the Effective Date: (i) a stock option grant in connection with entering into the Employment Agreement that initially covered 600,000 shares of Company common stock (the “Stock Option”); (ii) a stock unit award in connection with entering into the Employment Agreement that initially covered 250,000 shares of Company common stock (the “Initial RSU Award”); (iii) stock unit awards with one-year performance measures in April 2016, April 2017, and June 2018 that initially covered 49,047 shares of Company common stock, 125,449 shares of Company common stock, and 64,132 shares of Company common stock, respectively (the “FY17 RSU Award,” “FY18 RSU Award,” and “FY19 RSU Award,” respectively); (iv) stock unit awards with three-year TSR-based performance measures in April 2016, April 2017, and June 2018 that initially covered a target of 59,209 shares of Company common stock, 131,775 shares of Company common stock, and 69,034 shares of Company common stock, respectively (the “FY17 TSR Award,” “FY18 TSR Award,” and “FY19 TSR Award,” respectively); and (v) stock unit awards with three-year Company financial-based performance measures in April 2016, April 2017, and June 2018 that initially covered a target of 54,495 shares of Company common stock, 89,606 shares of Company common stock, and 45,809 shares of Company common stock, respectively (the “FY17 LTI Award,” “FY18 LTI Award,” and “FY19 LTI Award,” respectively).
(b)    In accordance with the terms of the applicable award agreement, and if Executive signs this Agreement and does not revoke it, the Stock Option will vest as of the Separation Date as to an additional 86,301 shares of Company common stock subject to the Option (such that the Stock Option will have vested, after giving effect to such acceleration, as to a total of 536,301 shares of Company common stock subject to the Stock Option). Any portion of the Stock Option not vested on the Separation Date, after giving effect to the accelerated vesting on the Separation Date as provided above, will terminate on the Separation Date and Executive will have no further right with respect thereto or in respect thereof. The portion of the Stock Option that is outstanding and vested on the Separation Date will remain exercisable for sixty (60) days following the Separation Date, and, to the extent not exercised in that sixty (60) day period of time, will terminate on the last day of the sixty (60) day period and Executive will have no further right with respect thereto or in respect thereof. The Stock Option otherwise continues to be subject to the terms and conditions of the applicable Nonqualified Stock Option Agreement dated July 7, 2015.
(c)    In accordance with the terms of the applicable award agreement and provided that Executive signs this Agreement and does not revoke it, the units that remain unvested subject to each of the Initial RSU Award, the FY18 RSU Award, and the FY19 RSU Award on the Separation Date will vest and be paid in accordance with the Restricted Stock Unit Agreement dated July 7, 2017, the Restricted Stock Unit Agreement dated April 28, 2017, or the Restricted Stock Unit Agreement dated June 25, 2018, as applicable. The final scheduled vesting installment of the FY17 RSU Award will vest in accordance with its terms prior to the Separation Date and will be paid in accordance with the applicable Restricted Stock Unit Agreement dated April 29, 2016.

(d)    In accordance with the terms of the applicable Performance Share Award Agreement (TSR) dated April 29, 2016, April 28, 2017, or June 25, 2018, Performance Share Award Agreement (Revenue/OI) dated April 29, 2016, Performance Share Award Agreement (Revenue (Excluding Americas Retail)/Earnings from Operations) dated April 28, 2017, or Performance Share Award Agreement (Revenue (Excluding Americas Retail)/Earnings from Operations) dated June 25, 2018, as the case may be, and provided that Executive signs this Agreement and does not revoke it, a pro-rata portion (determined in accordance with the applicable award agreement based on the portion of the applicable performance period that occurred prior to the Separation Date, which pro-rata portion shall be 100% as to the three-year performance period ending with fiscal year 2019 applicable to the awards granted in fiscal year 2017) of each of the FY17 TSR Award, the FY18 TSR Award the FY19 TSR Award, the FY17 LTI Award, the FY18 LTI Award, and the FY19 LTI Award, will be eligible to vest and be paid following the end of the applicable performance period based on the extent (if any) to which the applicable performance conditions are satisfied. Any portion of any such award that does not so vest will terminate as of the end of the applicable performance period and Executive will have no further right with respect thereto or in respect thereof. The terms and conditions of the applicable award agreement referenced above in this Section 3(d) continue to apply as to each such award.
4.Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state, municipal, or other applicable jurisdiction (whether in or outside of the United States) law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Offer Letter); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter (or any corresponding provision of any subsidiary or affiliate of the Company), or applicable law; (3) with respect to any rights that Executive may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; and (4) any rights to continued medical and dental coverage that Executive may have under COBRA. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.
Executive understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, by signing this Agreement Executive waives his right to recover individual relief based on any released claims asserted in such a charge or complaint with the exception that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Notwithstanding anything to the contrary herein, consistent with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement or the Confidentiality Agreement is intended to limit Executive’s right (a) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such trade secrets, except pursuant to court order.
5.Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he may later discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
6.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He was given a copy of this Agreement on the Effective Date, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;
(d)    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention General Counsel), 1444 South Alameda Street, Los Angeles, California 90021, and with a copy (which shall not constitute notice) to Jeffrey W. Walbridge, Esq., O’Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, CA 92660, so that each is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
7.No Transferred Claims, Pending Claims or Future Lawsuits. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Executive warrants and represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Releasees. Executive also warrants and represents that he does not presently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate himself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released in this Agreement.

8.Confidentiality Agreement; Cooperation. Executive shall, and Executive hereby acknowledges that he will, comply with his continuing obligations under the terms of the Confidentiality Agreement. Executive agrees to reasonably cooperate with the Company and its Affiliates regarding the orderly transition of his former duties and responsibilities and to reflect his separation from his prior positions with the Company and its Affiliates (including, without limitation, to remove Executive from bank accounts of and as having signing authority for the Company or any of its Affiliates), and further agrees that he will comply with his continuing cooperation obligations pursuant to Section 13 of the Employment Agreement and, for the avoidance of doubt, in return, the Company agrees to comply with its payment obligations pursuant to Section 13 of the Employment Agreement.

9.Non-Disparagement. Executive shall not, at any time, publish or communicate disparaging or derogatory statements or opinions about the Company or any of its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about its or their management, directors, officers, employees, agents, stockholders, research, products or services, to any third party. Furthermore, the Company shall instruct the officers and directors of the Company to not, at any time, publish or communicate disparaging or derogatory statements or opinions about Executive to any third party. The restrictions of this Section 9 shall not apply to truthful statements made in court, arbitration proceedings or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on the reasonable belief of the person making the statement and are not made in bad faith.

10.Return of Property. Executive agrees to commit no act or omission that harms, impairs or in any way damages the Company’s (or any of its Affiliate’s) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software. Executive represents and covenants that he has returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment. The Company will reasonably cooperate with Executive, if requested, to transfer to Executive the phone numbers associated with Executive’s Company cell phones/smartphones.

11.Non-Solicitation. Executive agrees that he will not, at any time in the period of twenty four (24) months after the Separation Date, directly or indirectly through any other person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

12.Miscellaneous.
13.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

13.2    Amendments. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by Executive.
13.3    No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
13.4    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.5.    Assignment and Successors.
(a)    This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives. In the event Executive dies prior to receiving the full amount of the payments due to Executive pursuant to this Agreement, any remaining payments due to Executive shall be paid to Executive’s estate.
(b)    The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
13.6.    Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements, as such withholding is determined by the Company in good faith. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.
13.7.    Entire Agreement. This Agreement, together with the Confidentiality Agreement, embodies the entire agreement of the parties hereto respecting the matters within its and their scope and is an integrated agreement. This Agreement, together with the Confidentiality Agreement, supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof (including, without limitation, the Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof, or of the Confidentiality Agreement, or of any portion of this Agreement or the Confidentiality Agreement, shall be deemed to have been merged into this Agreement and the Confidentiality Agreement, and to the extent inconsistent with this Agreement and the Confidentiality Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. This Agreement, together with the Confidentiality Agreement, is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement or the Confidentiality Agreement, except as expressly set forth in this Agreement and the Confidentiality Agreement. Executive has no further rights, and the Company and its Affiliates have no further obligation, under or with respect to the Employment Agreement, except as to Sections 13 and 19 thereof as expressly referenced in this Agreement. The award agreements referenced in Section 3 (and the plans and policies referenced in such award agreements), to the extent not inconsistent with Section 3, are outside of the scope of the preceding integration provisions of this Section 13.7 as to the applicable awards covered thereby.
13.8.    Interpretation. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
13.9.    Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, has had the opportunity to consult with legal counsel of its or his own choice. Executive specifically agrees and acknowledges that he has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
13.10.    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
13.11.    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
13.12.    Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this letter agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this letter agreement shall be deemed an original signature for purposes of this letter agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).
13.13.    Arbitration. The parties acknowledge and agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive’s employment or termination of employment with the Company, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to and be subject to final and binding arbitration as provided in Section 19 of the Employment Agreement; provided, however, that either the Company or Executive may seek provisional injunctive relief to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm pending the arbitration. Notwithstanding the foregoing, either party shall be entitled to injunctive or other equitable relief to prevent a breach of the Confidentiality Agreement, or a breach of Section 8, 9, 10, or 11 of this Agreement. By executing this agreement, the Company and Executive are waiving their respective rights to a jury trial.
13.14.    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Executive or the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.
13.15.    No Liens. Executive represents and warrants that (a) Executive has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.
[The remainder of this page has intentionally been left blank. Signatures on the next page.]

The undersigned have read the foregoing Separation and Release Agreement and each accept and agree to the provisions it contains and hereby execute it, effective as of the Effective Date, voluntarily with full understanding of its consequences.
EXECUTED this 25th day of January 2019, at Los Angeles County, California.
“Executive”
/s/ Victor Herrero Amigo
Victor Herrero Amigo

EXECUTED this 25th day of January 2019, at Los Angeles County, California.
“Company”
GUESS?, INC.

/s/ Jason Miller
By: Jason Miller
Its: General Counsel and Secretary